Exhibit 99.2
NONCOMPETITION AGREEMENT
          THIS NONCOMPETITION AGREEMENT (this “Noncompetition Agreement”) is being entered into as of December 21, 2006 (the “Effective Date”) by and between IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”), and Valeant Research & Development, a Delaware corporation (the “Seller”).
Recitals
          Contemporaneously with the execution and delivery of this Noncompetition Agreement, the Purchaser and the Seller are entering into that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”).
          This Noncompetition Agreement is being executed and delivered by the Purchaser as an inducement, and partial consideration, for the Seller’s execution and delivery of the Asset Purchase Agreement in accordance with Section 1.5(b)(iii) of the Asset Purchase Agreement.
Agreement
          The Purchaser and the Seller agree as follows:
1.       Definitions. For purposes of this Noncompetition Agreement:
          (a)       “Competing Entity” shall mean a corporation or other entity that is engaged in Competitive Activities.
          (b)      “Competitive Activities” shall mean competing with Seller in the field of neuropharmacology, including, without limitation, the operation of any business engaged in discovery, research or development activities with respect to pharmaceutical products targeting neurological diseases. The Seller acknowledges and agrees that the merger, consolidation or acquisition of the Purchaser with or by a Competing Entity shall not be deemed to constitute a “Competitive Activity.”
          (c)      “Expiration Date” shall mean the termination date of that certain Master Services Agreement between the Purchaser and the Seller of even date herewith.
2.       Restriction on Competitive Activities. The Purchaser agrees that, from the Effective Date until the Expiration Date, the Purchaser will not, directly or indirectly, alone or together or through any affiliated entity, (a) engage directly in Competitive Activities or (b) own more than 20% of the outstanding voting equity securities of, any Competing Entity; provided, however, that notwithstanding anything to the contrary contained in this Noncompetition Agreement, it shall not be a breach of this Noncompetition Agreement if the Purchaser merges or consolidates with, or is otherwise acquired by (including by acquisition of all or substantially all of the assets or business of the Purchaser) any Competing Entity.
3.       Termination. This Noncompetition Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Expiration Date.

1.

4.       Notice of Breach. Notwithstanding anything to the contrary contained in this Noncompetition Agreement, no conduct, activity or action shall be deemed to constitute a breach by the Purchaser of any provision of this Noncompetition Agreement unless (i) the Seller shall have delivered to the Purchaser a written notice describing, in reasonable detail, the conduct, activity or action that the Seller believes to constitute a breach of this Noncompetition Agreement and (ii) the Purchaser shall have failed to discontinue such conduct, activity or action within 30 days after receiving such written notice.
5.       Governing Law; Venue. This Noncompetition Agreement shall be construed in accordance with and governed in all respects by the laws of the State of California (without regard to principles of conflicts of laws). Any legal action or other legal proceeding relating to this Noncompetition Agreement or the breach or enforcement of any provision of this Noncompetition Agreement must be brought or otherwise commenced in a state or federal court located in Orange County, California. The Seller agrees that each state and federal court located in Orange County, California, shall be deemed to be a convenient forum for purposes of any such legal proceeding.
6.       Assignment. The Seller’s rights under this Noncompetition Agreement may not be assigned or otherwise transferred by the Seller at any time, and any purported or attempted assignment of any of such rights shall be void and of no force or effect.
7.       Counterparts. This Noncompetition Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Noncompetition Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
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2.

     IN WITNESS WHEREOF, the parties have caused this Noncompetition Agreement to be executed and delivered as of the date first above written.

Purchaser: IntraBiotics Pharmaceuticals, Inc., a Delaware corporation
By:	/s/ Barry D. Quart
Name:	Barry D. Quart
Title:	President, CEO

Seller: Valeant Research & Development, a Delaware corporation
By:	/s/ Timothy C. Tyson
Name:	Timothy C. Tyson
Title:	President & CEO

[Signature Page to Noncompetition Agreement]